UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
May 10, 2011
Lender Processing Services, Inc.
(Exact name of Registrant as Specified in its Charter)
001-34005
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-1547801 (IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-5100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE
The Federal Deposit Insurance Corporation (“FDIC”), in its capacity as Receiver for Washington Mutual Bank (“WAMU”), filed a complaint on May 9, 2011 in the U.S. District Court for the Central District of California to recover alleged losses of approximately $154,519,000. The FDIC contends these losses were a direct and proximate result of the defendants’ alleged breach of contract with WAMU and alleged gross negligence of the defendants with respect to the provision of certain services by LPS’s subsidiary LSI Appraisal LLC, an appraisal management company. In particular, the FDIC claims that the services provided failed to conform with federal and state law, regulatory guidelines and other industry standards, including specifically the provisions of the Uniform Standards of Professional Appraisal Practice (“USPAP”). LPS previously described the possibility of this suit in its Form 10-Q filed May 5, 2011.
In its complaint, the FDIC cites, as the cause of the damages claimed, 220 appraisals performed between June 2006 and May 2008. However, for more than 75 percent of the appraisals identified by the FDIC, LSI was contracted only to provide reviews of appraisals, not to conduct the initial, full appraisals. For these properties, the full appraisals were provided by other entities, unrelated to LSI. For all appraisals subject to this complaint, LPS believes there is no basis for a claim that LSI engaged in “gross negligence” or breach of contract related to these appraisal services.
Appraisals are estimates of value provided by a licensed real estate appraiser. A review is an industry accepted methodology used to evaluate the data gathered by the appraiser to support the conclusions of the original appraisal report. A review, by definition, and as originally agreed to by LSI and Washington Mutual, is not a product to be used for assigning a value to a property, making a loan, determining the quality or creditworthiness of a borrower, or determining the viability of a borrower’s ability to repay a loan. It is also not an insurance policy against non-repayment of a loan or a substitute for appropriate lending practices.
LSI’s appraisal management process and its network of appraisers meet industry standards and undergo well-documented and rigorous evaluations that conform to the Uniform Standards of Professional Appraisal Practice (USPAP). LPS believes that any loan losses are not because of appraisal issues, but are due to the quality of underwriting by WAMU, borrowers defaulting and the weakness of the economy after the loans were made, among other factors.
LPS contends that the services LSI provided satisfied the terms and conditions of its contract with WAMU and were not performed with gross negligence. Due to the early stage of this matter, however, it is not possible to predict the outcome or the amount of possible loss, if any, that may result from this matter. LPS stands firmly behind the integrity of the services it provides to the mortgage industry and intends to vigorously defend itself against these allegations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lender Processing Services, Inc.
Date: May 10, 2011	By:	/s/ Thomas L. Schilling
Thomas L. Schilling
Executive Vice President and Chief Financial Officer